Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2019 First Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--July 26, 2018--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its first fiscal quarter ended June 30, 2018.

Three-month results

Gross loans outstanding in the US increased to $1.06 billion as of June 30, 2018, an 8.2% increase from the $981.8 million of gross loans outstanding as of June 30, 2017. Our unique borrowers in the US increased by 20,805 or 2.7% during the first quarter of fiscal 2019. This is compared to an increase of 15,616 or 2.1% during the first quarter of fiscal 2018.

As previously disclosed, we entered into an agreement to sell our Mexico operations and intend to complete the sale by July 27th. As a result of our decision to sell Mexico, we have classified the Mexican business as held for sale on the balance sheet and reported the results as discontinued operations. Net income from continuing operations for the first quarter increased to $15.6 million, a 39.5% increase from the $11.2 million reported for the same quarter of the prior year. Net income from continuing operations per diluted share increased 33.1% to $1.69 in the first quarter of fiscal 2019 compared to $1.27 in the prior year quarter. In accordance with accounting principles generally accepted in the US, we recognized a $31.3 million cumulative translation loss in the first quarter of fiscal 2019, as a result of classifying our Mexico operating segment as held for sale. This cumulative translation loss is due to the devaluation of the Mexican Peso versus the US Dollar since the date of our investment. The cumulative translation loss increased our investment in Mexico from $51.6 million to $82.9 million in the impairment analysis, which resulted in an impairment to reflect an estimated fair value of $43.9 million. Accordingly, our US dollar investment in Mexico less distributions from Mexico was $43.8 million as of June 30, 2018. Due to this impairment, net income for the first quarter of fiscal 2019 decreased $34.6 million to a $21.5 million loss compared to the $13.1 million in net income reported for the same quarter of the prior year. This resulted in a net loss of $2.32 per diluted share compared to net income of $1.48 per share in the prior year quarter.

Total revenues in the US for the first quarter increased to $122.8 million, a 5.3% increase from the $116.6 million reported for the same quarter of the prior year. The revenues from the 1,147 offices open throughout both quarterly periods increased by 5.7%. Interest and fee income increased 4.9%, from $103.4 million in the first quarter of fiscal 2018 to $108.4 million in the first quarter of fiscal 2019, primarily due to an increase in average earning loans. Insurance and other income increased by 8.1% to $14.3 million in the first quarter of fiscal 2019 compared to $13.3 million in the first quarter of fiscal 2018. The increase was related to a $570,000 increase in insurance revenue and a $500,000 increase in other income compared to the first quarter of fiscal 2018. The increase in other income was primarily due to an increase in tax preparation revenue.

Accounts in the US that were 61 days or more past due increased to 5.0% on a recency basis at June 30, 2018, compared to 4.9% at June 30, 2017. Accounts in the US that were 61 days or more past due on a contractual basis were 6.6% at June 30, 2018 and 2017. Our allowance for loan losses compared to net loans was 8.7% at June 30, 2018 and 2017.

Net charge-offs in the US as a percentage of average net loans on an annualized basis increased from 14.1% to 15.1% when comparing the first quarter of fiscal 2019 to the first quarter of fiscal 2018. The provision for loan losses for the quarter increased by $2.9 million when comparing the first quarter of fiscal 2019 to the first quarter of fiscal 2018. Net charge-offs increased $3.6 million when comparing the first quarter of fiscal 2019 to the first quarter of fiscal 2018. The portion of the provision for loan losses related to a change in loans outstanding increased by $850,000 in the first quarter of fiscal 2019, as compared to the first quarter of fiscal 2018 due to faster growth in outstanding loans in the US during the quarter. There was a $1.6 million decrease in the US provision due to a decrease during the quarter in US accounts that were 90 days past due when comparing the first quarter of fiscal 2019 to the first quarter of fiscal 2018.

General and administrative (“G&A”) expenses amounted to $67.8 million in the first quarter of fiscal 2019, compared to $66.2 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 56.8% during the first quarter of fiscal 2018 to 55.2% during the first quarter of fiscal 2019. G&A expenses per average open office increased by 1.6% when comparing the two fiscal quarters, primarily due to an increase in personnel and occupancy expense. Personnel expense increased $500,000 or 1.3% during the first quarter of fiscal 2019, as compared to the first quarter of fiscal 2018. Occupancy and equipment expense increased $500,000, or 5.5% relative to the same quarter last year.

Interest expense for the quarter ended June 30, 2018, decreased by $21,000 or 0.5% from the corresponding quarter of the previous year. The decrease in interest expense is due to a 17.6% decrease in the average debt outstanding, from $292.0 million to $240.7 million for the quarters ended June 30, 2017 and 2018, respectively. The Company disbursed $17.1 million in cash from our Mexico operating segment to our US operating segment at the end of the quarter and used this cash to pay down outstanding debt. The Company’s debt to equity ratio decreased from 0.6:1 at June 30, 2017 to 0.5:1 at June 30, 2018.

Other key return ratios for the first quarter of fiscal 2019 included a 6.8% return on average assets and a return on average equity of 11.1% (both on a trailing 12-month basis).

Other matters

As previously disclosed, we have retained outside legal counsel and forensic accountants to conduct an investigation of our operations in Mexico, focusing on the legality under the U.S. Foreign Corrupt Practices Act and certain local laws of certain payments related to loans, the maintenance of the Company’s books and records associated with such payments, and the treatment of compensation matters for certain employees. We promptly retained outside legal counsel and forensic accountants upon receipt of an anonymous letter regarding compliance matters, and we have voluntarily contacted the U.S. Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice (“DOJ”) to advise both agencies that an investigation is underway. We are committed to compliance with applicable laws and regulations and intend to cooperate fully with both the SEC and the DOJ.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,181 offices in 15 states as of June 30, 2018, excluding branches held for sale in Mexico.

First quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/26555. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” intend,” “plan,” “expect,” ”project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented, including the effect of changes in tax law, such as the effect of the TCJA that was enacted on December 22, 2017; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the U.S. Securities and Exchange Commission (“SEC”), U.S. Department of Justice (“DOJ”), U.S. Consumer Financial Protection Bureau (“CFPB”), and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; developments in, and the outcome of, our ongoing investigation into certain transactions and payments in Mexico, including any legal proceedings or government enforcement actions which could arise out of the matters under review, and any remedial actions we may take in connection therewith; any determinations, findings, claims or actions made or taken by regulators or other third parties in connection with or resulting from our ongoing investigation or the SEC's formal order of investigation; the recent sale of our Mexico subsidiaries, including claims or litigation resulting therefrom; uncertainties associated with management turnover and the effective succession of senior management; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to expansion; risks inherent in making loans, including repayment risks and value of collateral; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2018 filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and in thousands, except per share amounts)

	Three months ended
	June 30,
	2018	2017
Revenues:
Interest and fee income	$108,444	103,367
Insurance income, net and other income	14,346	13,271
Total revenues	122,790	116,638

Expenses:
Provision for loan losses	30,591	27,710
General and administrative expenses:
Personnel	41,569	41,044
Occupancy and equipment	10,052	9,528
Advertising	4,850	4,637
Amortization of intangible assets	263	186
Other	11,042	10,813
Total general and administrative expenses	67,776	66,208

Interest expense	4,225	4,247
Total expenses	102,592	98,165

Income from continuing operations before income taxes	20,198	18,473
Income taxes	4,559	7,265
Income from continuing operations	$15,639	11,208

Discontinued operations (1)
Loss from discontinued operations before income taxes (including an impairment loss of $39.0 million)	(36,665)	2,432
Income taxes	476	572
Loss from discontinued operations	(37,141)	1,860

Net (loss) income	$(21,502)	13,068

Net income per common share from continuing operations (diluted)	$1.69	$1.27
Net (loss) income per common share from discontinued operations (diluted)	$(4.01)	$0.21
Net (loss) income per common share (diluted)	$(2.32)	$1.48
Weighted average diluted shares outstanding	9,253	8,827

(1) As previously disclosed, we executed an agreement to sell our Mexico operations and intend to complete the sale by July 27, 2018. As a result of our decision to sell our Mexico subsidiaries, we have reported the results of our Mexico operating segment as discontinued operations.

CONSOLIDATED BALANCE SHEETS (unaudited and in thousands)

	June 30, 2018	March 31, 2018	June 30, 2017
ASSETS
Cash and cash equivalents	$10,263	$12,474	$12,145
Gross loans receivable	1,062,673	1,004,233	981,824
Less:
Unearned interest, insurance and fees	(280,887)	(258,991)	(257,556)
Allowance for loan losses	(68,030)	(66,088)	(63,298)
Loans receivable, net	713,756	679,154	660,970
Property and equipment, net	23,255	22,786	20,948
Deferred income taxes, net	19,808	20,175	32,795
Other assets, net	12,467	13,244	12,191
Goodwill	7,035	7,035	8,432
Intangible assets, net	6,381	6,644	4,584
Assets of discontinued operations (1)	19,013	79,475	74,699
Total assets	$811,978	$840,987	$826,764

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	239,840	244,900	300,550
Income taxes payable	17,846	14,098	13,870
Accounts payable and accrued expenses	30,600	33,503	29,293
Liabilities of discontinued operations (1)	6,419	7,378	4,588
Total liabilities	294,705	299,879	348,301

Shareholders' equity	517,273	541,108	478,463
Total liabilities and shareholders' equity	$811,978	$840,987	$826,764

(1) As previously disclosed, we executed an agreement to sell our Mexico operations and intend to complete the sale by July 27, 2018. As a result of our decision to sell our Mexico subsidiaries, we have reported the results of our Mexico operating segment as discontinued operations.

SELECTED CONSOLIDATED STATISTICS (1) (unaudited and in thousands, except percentages and branches)

	Three months ended June 30,
	2018	2017

Gross loans receivable	$1,062,673	$981,824
Average gross loans receivable	$1,028,071	$956,287
Net loans receivable	$781,786	$724,268
Average net loans receivable	$760,176	$709,465

Expenses as a percent of total revenues:
Provision for loan losses	24.9%	23.8%
General and administrative expenses	55.2%	56.8%
Interest expense	3.4%	3.6%
Operating income as a % of total revenue	19.9%	19.5%

Loan volume	$672.242	$619.927

Net charge-offs as percent of average loans	15.1%	14.1%

Return on average assets (trailing 12 months)	6.8%	8.3%

Return on average equity (trailing 12 months)	11.1%	15.3%

Branches opened (merged) or acquired, net	4	—

Branches open at (end of period)	1,181	1,169

(1) As previously disclosed, we executed an agreement to sell our Mexico operations and intend to complete the sale by July 27, 2018. As a result of our decision to sell our Mexico subsidiaries, the above statistics are for of our US operating segment only.

CONTACT:
World Acceptance Corporation
John L. Calmes, Jr., 864-298-9800
Chief Financial Officer